UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

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Interface, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Interface, Inc.
2859 Paces Ferry Road, Suite 2000
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Interface, Inc. (the “Company”) will be held on Thursday, May 17, 2007, at 10:00 a.m., at the Company’s office located at 2859 Paces Ferry Road, Atlanta, Georgia. The purposes of the meeting are to consider and vote upon:

Item	Recommended Vote
1.   The election of eleven members of the Board of Directors, five directors to be elected by the holders of the Company’s Class A Common Stock and six directors to be elected by the holders of the Company’s Class B Common Stock.
FOR
2. The ratification of the appointment of BDO Seidman, LLP as independent auditors for 2007.	FOR
3. Such other matters as may properly come before the meeting and at any adjournments of the meeting.

The Board of Directors set March 12, 2007 as the record date for the meeting. This means that only shareholders of record at the close of business on March 12, 2007 will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

A Proxy Statement and Proxy solicited by the Board of Directors are enclosed with this notice. Please date, sign and return the enclosed Proxy at your earliest convenience. Returning your Proxy in a timely manner will assure your representation at the annual meeting. You may, of course, change or withdraw your Proxy at any time prior to the voting at the meeting.

Also enclosed is a copy of the Company’s 2006 Annual Report to Shareholders.

By order of the Board of Directors RAYMOND S. WILLOCH Secretary

April 18, 2007

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

INTERFACE, INC.

2859 Paces Ferry Road, Suite 2000
Atlanta, Georgia 30339
_______________

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
_______________

GENERAL INFORMATION

The Board of Directors of Interface, Inc. (the “Company”) is furnishing this Proxy Statement to solicit Proxies for Class A Common Stock and Class B Common Stock to be voted at the annual meeting of shareholders of the Company. The meeting will be held on May 17, 2007. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement and the accompanying Proxy card will first be mailed to shareholders on April 20, 2007.

The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 12, 2007. On that date, the Company had outstanding and entitled to vote 54,475,063 shares of Class A Common Stock and 6,742,650 shares of Class B Common Stock. Except for (i) the election and removal of directors, and (ii) class votes as required by law or the Company’s Articles of Incorporation, holders of both classes of Common Stock vote as a single class. In all cases, holders of Common Stock (of either class) are entitled to cast one vote per share.

Each Proxy for Class A Common Stock (“Class A Proxy”) or Class B Common Stock (“Class B Proxy”) that is properly executed and returned by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees (Class A or Class B, as the case may be) listed in this Proxy Statement under the caption “Nomination and Election of Directors,” and (ii) for the ratification of the appointment of BDO Seidman, LLP as independent auditors for 2007. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote for the purpose of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Abstentions are the equivalent of a non-vote since (i) directors are elected by a plurality of the votes cast, and (ii) other proposals are approved if the affirmative votes cast exceed the negative votes cast. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

If your shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted—the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson Inc., a proxy solicitation firm, to assist in soliciting Proxies from beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance will be $7,500 (plus expenses).

NOMINATION AND ELECTION OF DIRECTORS
(ITEM 1)

The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, the exact number of directors being established by action of the Board taken from time to time. The Board of Directors has currently set the number of directors at 11 (although it temporarily reduced the number of directors from 11 to 10 for a portion of 2006 following the May 2006 retirement of Board member J. Smith Lanier). The holders of Class B Common Stock are entitled to elect a majority (six) of the Board members. The holders of Class A Common Stock are entitled to elect the remaining (five) directors. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

In October 2006, the Board of Directors elected K. David Kohler as a Class A director to fill a vacancy created due to Mr. Lanier’s retirement. In February 2007, the Board of Directors elected Harold M. Paisner as a Class B director to fill the vacancy created by the retirement of Clarinus C. Th. van Andel.

In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors, but in no event will any Class A Proxy be voted for more than five nominees or Class B Proxy be voted for more than six nominees. Each nominee is an incumbent director standing for re-election, and has consented to being named herein and to continue serving as a director if re-elected.

Certain information relating to each nominee proposed by the Board is set forth below. Directors are required to submit an offer of resignation upon experiencing a job change.

CLASS A NOMINEES

Name (Age)	Information

Dianne Dillon-Ridgley (55).............................................
Ms. Dillon-Ridgley was elected to the Board in February 1997. Ms. Dillon-Ridgley has served as the U.N. Headquarters representative for the World YWCA since 1997 and for the Center for International Environmental Law since March 2005. From 1995 to 1998, she served as senior policy analyst with the Women’s Environment and Development Organization, and from 1998 to 1999 she served as Executive Director of that organization. She was appointed by President Clinton to the President’s Council on Sustainable Development in 1994 and served as Co-Chair of the Council’s International and Population/Consumption Task Forces until the Council’s dissolution in June 1999. Ms. Dillon-Ridgley also serves on the boards of five nonprofit organizations and one private company.

Dr. June M. Henton (67).................................................
Dr. Henton was elected as a director in February 1995. Since 1985, Dr. Henton has served as Dean of the College of Human Sciences at Auburn University, which includes a program in interior environments. Dr. Henton, who received her Ph.D. from the University of Minnesota, has provided leadership for a wide variety of professional, policy and civic organizations. As a charter member of the Operating Board of the National Textile Center, Dr. Henton has significant expertise in the integration of academic and research programs within the textile industry.

Christopher G. Kennedy (43).........................................
Mr. Kennedy was elected as a director in May 2000. He became an Executive Vice President of Merchandise Mart Properties, Inc. (a subsidiary of Vornado Realty Trust based in Chicago, Illinois) in 1994 and President in October 2000. Since 1994, he has served on the Board of Trustees of Ariel Mutual Funds. From 1997 to 1999, Mr. Kennedy served as the Chairman of the Chicago Convention and Tourism Bureau. Mr. Kennedy also serves on the boards of three nonprofit organizations.

K. David Kohler (40).......................................................
Mr. Kohler was elected as a director in October 2006. Since 1999, he has served as Group President of the Kitchen and Bath Group for Kohler Co., a global leader in the manufacture of kitchen and bath products, tile, cabinetry, engines and power generation systems, and an owner/operator of golf and spa destinations. Mr. Kohler was previously a chairman of the National Kitchen and Bath Association’s Board of Governors of Manufacturing. He is currently a member of the board of Kohler Co., and has previously served on the board of a privately-held manufacturer.

Thomas R. Oliver (66).....................................................
Mr. Oliver was elected as a director in July 1998. He served as Chairman of Six Continents Hotels (formerly Bass Hotels and Resorts), the hotel business of Six Continents, PLC (formerly Bass PLC), from March 1997 until his retirement in March 2003, and served as Chief Executive Officer of Six Continents Hotels from March 1997 to October 2002. Mr. Oliver currently serves as a director of United Dominion Realty Trust.

CLASS B NOMINEES

Name (Age)	Information

Ray C. Anderson (72).....................................................
Mr. Anderson founded Interface in 1973 and served as Chairman and Chief Executive Officer until his retirement as Chief Executive Officer and transition from day-to-day management on July 1, 2001, at which time he became Interface’s non-executive Chairman of the Board. He chairs the Executive Committee of the Board and remains available for policy level consultation on substantially a full time basis. Mr. Anderson was appointed by President Clinton to the President’s Council on Sustainable Development in 1996 and served as Co-Chair until the Council’s dissolution. He currently serves on the boards of one private company and six nonprofit organizations.

Edward C. Callaway (52).................................................
Mr. Callaway was elected as a director in October 2003. Since November 2003, Mr. Callaway has served as Chairman and Chief Executive Officer of the Ida Cason Callaway Foundation, a nonprofit organization that owns the Callaway Gardens Resort and has an environmental mission of conservation, education and land stewardship. From 1984 through the present, Mr. Callaway has served in various capacities at Crested Butte Mountain Resort and successor companies, including the capacities of President and Chief Executive Officer (1987-2003) and as Chairman (2003). Mr. Callaway also serves on the boards of two other nonprofit organizations.

Carl I. Gable (67)...............................................................
Mr. Gable, a director since March 1984, is a private investor. He was an attorney with the Atlanta-based law firm of Troutman Sanders LLP, from March 1996 until April 1998. Mr. Gable also served as a director of Fidelity Southern Corporation from July 2000 to November 2002. Mr. Gable currently serves as the lead independent director of the Board. He also serves as an officer and director of a nonprofit organization.

Daniel T. Hendrix (52).....................................................
Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President-Finance in 1986, Senior Vice President-Finance in 1995, Executive Vice President in October 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996. Mr. Hendrix has served as a director of Global Imaging Systems, Inc. since 2003 and as a director of American Woodmark Corp. since May 2005.

James B. Miller, Jr. (66)...................................................
Mr. Miller was elected as a director in May 2000. Since 1979, Mr. Miller has served as Chairman and Chief Executive Officer of Fidelity Southern Corporation, the holding company for Fidelity Bank. Since February 1998 he has served as Chairman, since 1976 he has served as director, and from 1977 to 1997 he served as Chief Executive Officer and President, of Fidelity Bank. Mr. Miller also has served as Chairman of LionMark Insurance Company, a subsidiary of Fidelity Southern Corporation, since 2004. Mr. Miller has served as a director of American Software, Inc. since May 2002. Mr. Miller has also served as Chairman of a private real estate company since 2003 and Chairman of a private auto sales company since 2005, and currently serves on the boards of two nonprofit organizations.

Harold M. Paisner (67)....................................................
Mr. Paisner was elected as a director in February 2007. Mr. Paisner is Senior Partner of the law firm Berwin Leighton Paisner, LLP in London, England. He currently is a member of the respective boards of directors of FIBI Bank (UK) plc and Think London (the official inward investment agency of London, England), and serves as a Governor of Ben Gurion University of the Negev and as a Trustee of the Institute of Jewish Policy Research. Formerly, Mr. Paisner has served as a director of Courts plc, LINPAC Group Limited, and Estates & Agency Holdings plc.

Vote Required and Recommendation of Board

Under the Company’s Bylaws, election of each of the five Class A nominees requires a plurality of the votes cast by the Company’s outstanding Class A Common Stock entitled to vote and represented (in person or by proxy) at the meeting. Election of each of the six Class B nominees requires a plurality of the votes cast by the Company’s outstanding Class B Common Stock entitled to vote and represented (in person or by proxy) at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE CLASS A NOMINEES AND CLASS B NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED WILL BE VOTED FOR EACH OF THE NOMINEES (CLASS A OR CLASS B, AS APPLICABLE) UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held five meetings during 2006. All of the directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

The Board of Directors has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The following table lists the members of each committee:

Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee

Ray C. Anderson (Chair)	Carl I. Gable (Chair)	Thomas R. Oliver (Chair)	June M. Henton (Chair)
Carl I. Gable	Edward C. Callaway	K. David Kohler	Dianne Dillon-Ridgley
Daniel T. Hendrix	James B. Miller, Jr.	Harold M. Paisner	Christopher G. Kennedy
James B. Miller, Jr.			Thomas R. Oliver

Executive Committee. The Executive Committee acted by unanimous written consent two times during 2006. With certain limited exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

Audit Committee. The Audit Committee met five times during 2006. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s independent auditors and internal financial management, and (iii) provide an open avenue of communication among the Company’s independent auditors, management (including internal financial management) and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market, and that each of the three members of the Audit Committee is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. The Audit Committee Charter may be viewed on the Company’s website, www.interfaceinc.com/results/investor/.

Compensation Committee. The Compensation Committee met four times during 2006. The function of the Compensation Committee is to (i) evaluate the performance of the Company’s CEO and other senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, and (iv) review the administration of the Company’s employee benefit plans. The Compensation Committee does not currently operate pursuant to a formal charter adopted by the Board of Directors, although a proposed charter is currently under consideration by the Committee. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market. The Compensation Committee’s policies and philosophy are described in more detail below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Nominating Committee. The Nominating Committee met four times during 2006 prior to its merger with the Company’s former ad hoc committee on corporate governance matters to form the Nominating & Governance Committee (see discussion below). The function of the Nominating Committee was to assist the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election to the Board. In the event of a vacancy on the Board, the Nominating Committee developed a pool of potential director candidates for consideration. The Nominating Committee sought candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, impeccable personal integrity and reputation, and diversity of background and experience. The Nominating Committee considered whether candidates were free of restraints or conflicts which might have interfered with the exercise of independent judgment regarding the types of matters likely to come before the Board, and had the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating Committee in identifying and selecting candidates included the needs of the Company and the range of talent and experience already represented on the Board. The Nominating Committee solicited suggestions from other members of the Board regarding persons to be considered as possible nominees. The Nominating Committee also was charged with considering recommendations (if any) for director candidates submitted by shareholders in accordance with the process outlined below and, in addition, may have obtained advice or opinions from search firms or other internal or outside advisors.

Nominating & Governance Committee. The Nominating & Governance Committee met two times in 2006 after it assumed the duties of the Company’s former ad hoc committee on corporate governance matters (which did not meet in 2006 prior to its dissolution). In addition to performing the functions of the former Nominating Committee, the Nominating & Governance Committee assists the Board in reviewing and analyzing, and makes recommendations regarding, corporate governance matters. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating & Governance Committee in care of the office of the Chairman of the Board, Interface, Inc., 2859 Paces Ferry Road, Suite 2000, Atlanta, GA 30339. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates that are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating & Governance Committee in the same manner as director candidates recommended by the Company’s directors. In October 2006, the Nominating & Governance Committee recommended K. David Kohler to fill a vacancy created due to the retirement of Board member J. Smith Lanier. The Board subsequently elected Mr. Kohler as a Class A director. In February 2007, the Nominating and Governance Committee recommended Harold M. Paisner to fill a vacancy created by the retirement of Mr. van Andel. The Board subsequently elected Mr. Paisner as a Class B director.

The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market. The Nominating & Governance Committee currently operates pursuant to the Nominating Committee Charter adopted by the Board of Directors prior to the merger of the Company’s Nominating and ad hoc corporate governance committees in 2006, and a new Nominating & Governance Committee charter is currently under consideration by the Committee. The Nominating Committee Charter may be viewed on the Company’s website, www.interfaceinc.com/results/investor/.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

The following table sets forth, as of February 1, 2007 (unless otherwise indicated), beneficial ownership of each class of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each nominee for director, (iii) the Company’s Principal Executive Officer, Principal Financial Officer, and next three most highly compensated executive officers (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)	Percent of Class A After Conversion(2)

Ray C. Anderson	Class A	15,000(3)	*	6.1%
2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia 30339	Class B	3,520,792(3)	50.4%

Ariel Capital Management, Inc. 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	Class A	6,736,669(4)(5)	12.5%

Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	Class A	1,112,450(4)(6)	2.1%

FMR Corp., Edward C. Johnson III, and Abigail P. Johnson 82 Devonshire Street Boston, Massachusetts 02109	Class A	5,799,602(4)(7)	10.7%

Edward C. Callaway	Class A	10,000	*	*
	Class B	24,000(8)	*

Dianne Dillon-Ridgley	Class A	100	*	*
	Class B	27,000(9)	*

Carl I. Gable	Class A	10,140(10)	*	*
	Class B	88,244(10)	1.3%

Daniel T. Hendrix	Class A	104,868	*	1.6%
	Class B	798,979(11)	11.1%

June M. Henton	Class A	2,000	*	*
	Class B	36,600(12)	*

Christopher G. Kennedy	Class A	30,223(13)	*	*
	Class B	37,000(13)	*

K. David Kohler	Class A	0	*	*
	Class B	23,000(14)	*

Patrick C. Lynch	Class A	35,250	*	*
	Class B	159,017(15)	2.3%

James B. Miller, Jr.	Class A	22,000	*	*
	Class B	37,000(16)	*

Thomas R. Oliver	Class A	120,000	*	*
	Class B	67,000(17)	1.0%

Harold M. Paisner	Class A	0	*	*
	Class B	0(18)	*

Lindsey K. Parnell	Class A	43,440	*	*
	Class B	95,510(19)	1.4%

John R. Wells	Class A	115,761	*	1.0%
	Class B	433,451(20)	6.1%

Raymond S. Willoch	Class A	35,883	*	*
	Class B	150,445(21)	2.2%

All executive officers and directors	Class A	636,988	1.2%	10.9%
as a group (19 persons)	Class B	5,894,613(22)	75.1%
__________
*	Less than 1%.

(1)
Shares of Class B Common Stock are convertible, on a share-for-share basis, into shares of Class A Common Stock. The number of Class A shares indicated as beneficially owned by each person or group does not include Class A shares such person or group could acquire upon conversion of Class B shares. Percent of Class is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days (not including Class A shares that could be acquired upon conversion of Class B shares), and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)
Represents the percent of Class A shares the named person or group would beneficially own if such person or group, and only such person or group, converted all Class B shares beneficially owned by such person or group into Class A shares.

(3)
Represents 15,000 Class A shares held by Mr. Anderson’s wife, although Mr. Anderson disclaims beneficial ownership of such shares. Also includes 42,000 Class B shares that may be acquired by Mr. Anderson pursuant to exercisable stock options, and 23,529 Class B shares that Mr. Anderson beneficially owns through the Company’s 401(k) plan.

(4)	Based upon information included in statements as of December 31, 2006 provided to the Company and filed with the SEC by such beneficial owners.

(5)
All such shares are held by Ariel Capital Management, Inc. (“Ariel”) for the accounts of investment advisory clients. Ariel, in its capacity as investment adviser, has sole voting power with respect to 3,574,724 of such shares and sole dispositive power with respect to 6,723,674 of such shares.

(6)
All such shares are held by Dimensional Fund Advisors LP (“Dimensional”) as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Dimensional disclaims beneficial ownership of all such shares. Dimensional, in its capacity as investment adviser, has sole voting and dispositive power with respect to all such shares.

(7)
FMR Corp. is a parent holding company. Fidelity Management & Research Company (“Fidelity”), which is a wholly-owned subsidiary of FMR Corp. and is a registered investment advisor, beneficially owns 5,799,602 shares of Class A Common Stock. Mr. Johnson, FMR Corp. (through its control of Fidelity) and the Fidelity funds state that each has sole power to dispose of those 5,799,602 shares; however, none of them has sole power to vote or direct the voting of the shares, which power resides with the Boards of Trustees of the funds.

(8)	Includes 9,000 restricted Class B shares, and 12,000 Class B shares that may be acquired by Mr. Callaway pursuant to exercisable stock options.

(9)	Includes 7,500 restricted Class B shares, and 15,000 Class B shares that may be acquired by Ms. Dillon-Ridgley pursuant to exercisable stock options.

(10)
Includes 140 Class A shares held by Mr. Gable as custodian for his son. Includes 9,000 restricted Class B shares, and 15,000 Class B shares that may be acquired by Mr. Gable pursuant to exercisable stock options.

(11)
Includes 372,613 restricted Class B shares, and 267,204 Class B shares that may be acquired by Mr. Hendrix pursuant to exercisable stock options. Also includes 4,242 Class B shares beneficially owned by Mr. Hendrix pursuant to the Company’s 401(k) plan.

(12)	Includes 9,000 restricted Class B shares, and 15,000 Class B shares that may be acquired by Dr. Henton pursuant to exercisable stock options.

(13)
Includes 9,000 restricted Class B shares, and 25,000 Class B shares that may be acquired by Mr. Kennedy pursuant to exercisable stock options. Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Capital Management, Inc. serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all Class A shares held by Ariel Capital Management, Inc. as investment advisor for Ariel Mutual Funds.

(14)	Includes 3,000 restricted Class B shares, and 20,000 Class B shares that may be acquired by Mr. Kohler pursuant to exercisable stock options.

(15)	Includes 79,017 restricted Class B shares, and 80,000 Class B shares that may be acquired by Mr. Lynch pursuant to exercisable stock options.

(16)	Includes 9,000 restricted Class B shares, and 25,000 Class B shares that may be acquired by Mr. Miller pursuant to exercisable stock options.

(17)	Includes 9,000 restricted Class B shares, and 55,000 Class B shares that may be acquired by Mr. Oliver pursuant to exercisable stock options.

(18)
As of February 1, 2007, Mr. Paisner did not own any Class A or Class B shares. Mr. Paisner was elected to the Board on February 21, 2007. As of April 1, 2007, Mr. Paisner beneficially owns 3,000 restricted Class B shares, and 20,000 Class B shares that may be acquired pursuant to exercisable stock options.

(19)	Includes 94,010 restricted Class B shares, and 1,500 Class B shares that may be acquired by Mr. Parnell pursuant to exercisable stock options.

(20)
Includes 218,111 restricted Class B shares, and 194,682 Class B shares that may be acquired by Mr. Wells pursuant to exercisable stock options. Also includes 10,285 Class B shares beneficially owned by Mr. Wells pursuant to the Company’s 401(k) plan.

(21)	Includes 141,515 restricted Class B shares, and 8,931 Class B shares that may be acquired by Mr. Willoch pursuant to exercisable stock options.

(22)
Includes 1,213,892 restricted Class B shares, and 896,317 Class B shares that may be acquired by all executive officers and directors as a group pursuant to exercisable stock options. Also includes 44,003 Class B shares that are beneficially owned through the Company’s 401(k) plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Philosophy and Objectives

The Company’s compensation program is designed in a manner intended to both attract and retain a highly qualified, motivated and engaged executive management team whose focus is on enhancing shareholder value. The Company believes a straightforward program that is readily understood and endorsed by its participants best serves these goals, and has constructed a program that contains (1) multiple financial elements, (2) clear and definitive targets, (3) challenging but attainable objectives, and (4) specified performance metrics. Specifically, the objectives of the Company’s executive compensation program include:

•	Establishing strong links between the Company’s performance and total compensation earned — i.e., “paying for performance”;

•	Providing incentives for executives to achieve specific performance objectives;

•	Promoting and facilitating executive officer stock ownership, and thereby motivating executives to think and act as owners;

•	Emphasizing the Company’s mid and long-term performance, thus enhancing shareholder value; and

•	Offering market competitive total compensation opportunities to attract and retain talented executives.

Program Design and Adminisration

The Compensation Committee of the Board of Directors has developed and administers the Company’s pay program so as to provide compensation commensurate with the level of financial performance achieved, the responsibilities undertaken by the executives, and the compensation packages offered by comparable companies. The program currently consists of three principal components, each of which is designed to drive a specific behavioral focus, which in turn helps to provide specific benefits to the Company:

Program Component	Behavioral Focus	Ultimate Benefit to Company
Competitive base salary	Rewards individual competencies, performance and level of experience	Assists with attraction and retention of highly-qualified executives, and promotes management stability
Annual cash bonuses based on achievement of established goals	Rewards individual performance and operational results of specific business units and Company as a whole	Aligns individual interests with overall short term objectives, and reinforces “pay for performance” program goals
Long-term incentives	Rewards engagement, longevity, sustained performance and actions designed to enhance overall shareholder value	Aligns individual interests with the long- term investment interests of shareholders, and assists with retention of highly- qualified executives

The Company strives for each of these three program components to receive substantial weighting each year so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interests of shareholders. In addition, the Committee on occasion provides special incentive opportunities to executives for the accomplishment of specific performance objectives.

The Committee, which is composed entirely of independent directors, establishes base salaries for the executive officers, including the Named Executive Officers listed in the “Summary Compensation Table” included in this Proxy Statement. The Committee also administers the annual bonus program, the long-term incentive program, and, when applicable, special incentive programs. In fulfilling its responsibilities, the Committee regularly seeks input from a nationally-recognized, independent compensation consultant, retained directly by the Committee, and periodically seeks input from appropriate Company executives. Furthermore, the policies and programs described below are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

Discussion of Principal Elements of Compensation Program

Base Salaries

The Committee generally strives to set base salaries at the market median (50th percentile) of salaries offered by other employers in our industry and other publicly traded companies with characteristics similar to the Company (size, growth rate, etc.), based on information provided by an independent compensation consultant. Some of the companies considered from time to time are included in the list of companies comprising the “self-determined peer group” index used to create the stock performance graph included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company’s current self-determined peer group is comprised of the following companies: Actuant Corp.; Acuity Brands, Inc.; Albany International Corp.; BE Aerospace, Inc.; The Dixie Group, Inc.; Herman Miller, Inc.; HNI Corporation; Kimball International, Inc.; Knoll, Inc.; Mohawk Industries, Inc.; Steelcase, Inc.; Unifi, Inc.; and USG Corp.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries somewhat above or below the targeted amount. These factors include the executive’s level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, internal equalization policies of the Company, and general economic conditions.

Base salary adjustments for executive officers generally are made (if at all) annually and are dependent on the factors described above. Based on the foregoing considerations, in December 2005, the Committee approved 2006 base salary increases for the Named Executive Officers in an aggregate amount of $56,231 for the group of five executives (an average increase of 3.4% per executive). The Committee determined the raises were warranted based, in part, on improvements in the Company’s performance in fiscal year 2005, which included (1) a 12% increase in net sales to $985.8 million, (2) a 35% increase in operating income to $82.0 million, and (3) an almost three-fold increase in both income from continuing operations and earnings per share.

Please see the “Summary Compensation Table” included in this Proxy Statement for the base salaries of the Named Executive Officers in 2006.

Annual Bonuses

The Committee administers the shareholder-approved Executive Bonus Plan, which provides quarterly and annual bonus opportunities for Company executives. The bonus opportunities provide an incentive for executives to earn compensation based on the achievement of important corporate or business unit (division or subsidiary) financial performance and individual performance goals. In determining the appropriate bonus opportunities, the Committee seeks to establish potential awards that, when combined with annual salary, place the total overall cash compensation for the Company’s executives in the third quartile (between the market 50th percentile and the market 75th percentile) for comparable companies, provided that the performance objectives are substantially achieved.

Each executive officer of the Company, including the Chief Executive Officer, is assigned a bonus potential (typically ranging between 70% and 110% of base salary), and a personalized set of quarterly and annual financial objectives and, in the case of certain staff positions, non-financial objectives. Actual awards can range from 0% to 125% of the bonus potential, depending on the degree to which the established financial and non-financial objectives are achieved, and are paid on a quarterly and annual basis in the following manner:

Achievement of Objectives	Percentage of Bonus Opportunity Payable	Timing of Payment to Employee Participant
First Quarter Objectives Achieved	15%	Approximately 45 days following end of fiscal first quarter
Second Quarter Objectives Achieved	15%	Approximately 45 days following end of fiscal second quarter
Third Quarter Objectives Achieved	15%	Approximately 45 days following end of fiscal third quarter
Fourth Quarter Objectives Achieved	15%	Approximately 60 days following end of fiscal year
Fiscal Year Objectives Achieved	40%	Approximately 60 days following end of fiscal year

In 2006, 100% of the bonus potential for the Chief Executive Officer and each of the executive officers who were directly accountable for the profitability of a business unit (including Messrs. Wells and Parnell) was based on measurable financial objectives, which consisted of growth in operating income, cash flow, revenue and earnings per share. Relative weights assigned to these financial objectives were 40%, 30%, 20% and 10%, respectively. For executives who were not directly accountable for the profitability of a business unit (including Messrs. Lynch and Willoch), 80% of their bonus potential was based on these same financial objectives (relative weights assigned to the financial objectives were 30%, 25%, 15% and 10%, respectively), with the remaining 20% based on non-financial objectives. Evaluation of non-financial objectives is, inherently, somewhat subjective, and equal weight typically is assigned to each of these objectives.

For 2006, each of the Named Executive Officers received a bonus, which appears in the “Summary Compensation Table” included in this Proxy Statement, as their respective performance objectives were determined to have been achieved, in part, for the year. The achievements included:

•
On a consolidated basis (applicable to Messrs. Hendrix, Lynch and Willoch), the Company experienced 23% growth in operating income from continuing operations (to $97 million) and 9% growth in revenue (to $1,075.8 million) in 2006;

•	Americas floorcoverings (managed by Mr. Wells) experienced double-digit (percentage) growth in both operating income and revenue in 2006; and

•	Europe floorcoverings (managed by Mr. Parnell) experienced double-digit growth in both operating income and revenue in 2006.

Long-Term Incentives

The Committee administers the shareholder-approved Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Stock Plan”), which is an equity-based plan that allows for long-term incentive awards such as restricted stock and stock options. The Omnibus Stock Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment), nonqualified stock options, stock appreciation rights, deferred shares, performance shares and performance units.

Long-term incentives are intended to attract and retain outstanding executive talent, create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value, and motivate executives to achieve specific performance objectives. For instance, stock options (when granted) have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the stock options only have value if the market price of the Company’s stock rises after the grant date. Additionally, restricted stock awards generally vest, in whole or in part, over a period of multiple years (five years for the 2006 awards), giving the executive an incentive to remain employed with the Company for a significant time period to vest in an award. Moreover, awards of restricted stock may vest earlier if specific performance criteria are met, and these performance criteria are designed to drive shareholder value. (In fact, 50% of the 2006 awards are forfeited altogether if performance criteria are not met.) For the executive officers directly accountable for the profitability of a business unit, the accelerated vesting criteria for the 2006 awards is based on improvement in the applicable business unit’s operating income. For the Chief Executive Officer, and each of the staff executives not directly accountable for the profitability of a business unit, the accelerated vesting criteria for the 2006 awards is based on improvement in the Company’s consolidated operating income.

The size of the awards made to individual officers is based on an evaluation of several factors, including the officer’s level of responsibility, the officer’s base salary and the Company’s overall compensation objectives. The amount and nature of prior equity incentive awards are generally considered in determining new Omnibus Stock Plan awards for executive officers. Consistent with prevailing practices in the marketplace, the Committee currently intends to make long-term incentive awards to executives and non-employee directors each fiscal year.

Description of Available Awards

Restricted Shares

Awards of restricted shares under the Omnibus Stock Plan generally vest over a period of multiple years following the date of award, and may vest earlier if specified performance criteria established by the Committee are satisfied. Unvested awards are also subject to forfeiture under certain circumstances. All restricted shares awarded to date have been made without consideration from the participant (although the Omnibus Stock Plan authorizes the Committee, in connection with any award, to require payment by the participant of consideration, which can be less than the fair market value of the award on the date of grant). Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution, although the Committee, in its discretion, may permit limited transfers of awards to family members or for estate planning purposes.

Stock Options

Options granted under the Omnibus Stock Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Omnibus Stock Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options granted under the Omnibus Stock Plan expire following a pre-determined period of time after the date of grant (which may not be more than 10 years after the grant date), and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Company may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution, although the Compensation Committee, in its discretion, may permit limited transfers of options to family members or for estate planning purposes.

Other Potential Awards

The Omnibus Stock Plan also provides for the award of stock appreciation rights, deferred shares, performance shares and performance units. To date, the Committee has not granted any of these types of awards.

2006 Omnibus Stock Plan Awards to Named Executive Officers

The long-term incentive awards made under the Omnibus Stock Plan during 2006 to Company executives consisted of restricted stock grants with performance-based vesting acceleration features. No stock options were granted to Company executives in 2006. Please see the “Summary Compensation Table” included in this Proxy Statement for the Omnibus Stock Plan awards made to the Named Executive Officers in 2006.

Other Elements of Compensation Program

In addition to the principal compensation program elements described above, the Company has adopted a number of other elements to further its compensation program goals, including those related to strengthening the alignment of our executive officers’ interests with shareholder long-term interests. They are as follows:

•	Retirement Benefits	•	Stock Ownership and Retention Guidelines
•	Elective Deferred Compensation Program	•	Severance Agreements
•	Pension/Salary Continuation Programs	•	Perquisites
•	Special Incentive Programs

Retirement Benefits

The Company maintains the Interface, Inc. Savings and Investment Plan (the “401(k) Plan”), a tax-qualified 401(k) plan which provides its U.S.-based employees a convenient and tax-advantaged opportunity to save for retirement. The Company’s Named Executive Officers who are based in the United States are eligible to participate in the 401(k) Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants.

Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over time. The Company periodically evaluates the level of matching contributions afforded participant employees to ensure competitiveness in the marketplace. In 2006, the Company increased the matching contribution under the 401(k) Plan from 50% of the first 4% contributed by employees, to 50% of the first 6% contributed by employees.

Elective Deferred Compensation Program

The Company maintains the Interface, Inc. Nonqualified Savings Plan and Interface, Inc. Nonqualified Savings Plan II (collectively, the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States. As with the Company’s 401(k) Plan, the Named Executive Officers who are based in the United States are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants. Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. (Up to 80% of base salary and 100% of annual bonus compensation can be deferred.) All participating employees are eligible to receive matching contributions that are subject to vesting over time. The Nonqualified Plan also contains a “Key Employee Retirement Savings Benefit” feature to permit discretionary contributions to certain key employees’ accounts to enhance retirement savings and to couple such contributions with vesting structures that will promote the retention of such key employees. To date, no such contributions have been made.

Please see the “2006 Non-Qualified Deferred Compensation” table included in this Proxy Statement for further details regarding the Nonqualified Plan, as well as the Company’s Named Executive Officers’ contributions, earnings and account balances applicable to the Nonqualified Plan for fiscal year 2006.

Pension/Salary Continuation Programs

Foreign Defined Benefit Plans

The Company has trustee-administered defined benefit retirement plans (“Pension Plans”) which cover certain of its overseas employees. The benefits are generally based on years of service and the employee’s average monthly compensation. As determined by their respective trustees, the investment objectives of the Pension Plans are to maximize the return on the investments without exceeding the limits of prudent pension fund investment, to ensure that the assets would be sufficient to exceed minimum funding requirements, and to achieve a favorable return against the performance expectation based on historic and projected rates of return over the short term. The goal is to optimize the long-term return on plan assets at a moderate level of risk, by balancing higher-returning assets, such as equity securities, with less volatile assets, such as fixed income securities. The assets are managed by professional investment firms and performance is evaluated periodically against specific benchmarks. The Pension Plans’ net assets did not include any shares of the Company’s own stock at December 31, 2006.

Named Executive Officer Mr. Parnell, based in Europe, is a participant in a Pension Plan. Please see the “2006 Pension Benefits” table included in this Proxy Statement for information about the pension benefits applicable to Mr. Parnell.

Salary Continuation Plan

The Company maintains a nonqualified Salary Continuation Plan which is designed to induce selected employees of the Company to remain in the employ of the Company by providing them with retirement, disability and death benefits in addition to those which they may receive under the Company’s other benefit programs. The Salary Continuation Plan entitles participants to (i) retirement benefits upon normal retirement from the Company at age 65 (or early retirement as early as age 55) after completing at least 15 years of service with the Company (unless otherwise provided in the plan), payable for the remainder of their lives (or, if elected by a participant, a reduced benefit is payable for the remainder of the participant’s life and any surviving spouse’s life) and in no event for less than 10 years under the death benefit feature; (ii) disability benefits payable for the period of any pre-retirement total disability; and (iii) death benefits payable to the designated beneficiary of the participant for a period of up to 10 years (or, if elected by a surviving spouse that is the designated beneficiary, a reduced benefit is payable for the remainder of such surviving spouse’s life). Benefits are determined according to one of three formulas contained in the Salary Continuation Plan. The Salary Continuation Plan is administered by the Compensation Committee, which has full discretion in choosing participants and the benefit formula applicable to each. The Company’s obligations under the Salary Continuation Plan are currently unfunded (although the Company uses insurance instruments to hedge its exposure thereunder); however, the Company is required to contribute the present value of its obligations thereunder to an irrevocable grantor trust in the event of a “Change in Control” (as such term is defined in the Salary Continuation Plan) of the Company.

Each of Named Executive Officers Messrs. Hendrix, Wells and Willoch has entered into a Salary Continuation Agreement with the Company pursuant to the Salary Continuation Plan. Please see the “2006 Pension Benefits” table included in this Proxy Statement for information about the Salary Continuation Plan benefits applicable to Messrs. Hendrix, Wells and Willoch.

Special Incentive Programs

From time to time, the Committee may implement special incentive programs which provide executives an opportunity to earn additional compensation if specific performance objectives are met. The time period for achievement of the objectives may vary from less than a year to a multiple year period. In each case, the performance objectives are designed to represent challenging but achievable targets that will serve to align the interests of executives with the interests of shareholders, and encourage executives to think and act as owners.

2005-2006 Special Incentive Program

The Committee implemented a special incentive program for executive officers of the Company (8 executives) effective during fiscal years 2005-2006. Awards under this special incentive program were tied to a substantial reduction in Company debt and/or a substantial increase in the Company’s cash balances by December 31, 2006. (The baseline was the fiscal 2004 year-end balance sheet.) The potential payout to each executive officer for the achievement of the performance objective was 50% of the officer’s base salary (at the time of achievement). This program was designed to align the interests of executives with the interests of shareholders on this important effort to significantly reduce the net debt of the Company. After the conclusion of fiscal 2006, the Committee determined that the specified performance objective had been substantially satisfied, and authorized an award to each executive officer in an amount equal to 75% of the potential payout. The specific amount received by each Named Executive Officer under the program is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” included in this Proxy Statement, and is further discussed in the accompanying footnotes.

Monies paid under the 2005-2006 special incentive program are excluded from any potential severance benefits (except in the case of a change in control of the Company), and also are excluded from the final average earnings formulas of all applicable retirement and Pension Plans.

2007 Special Incentive Program

The Committee implemented an additional special incentive program for 9 executive officers of the Company effective during fiscal year 2007. Awards under this special incentive program are tied to the Company stock price appreciating to a specified target level per share on or before December 30, 2007. Successful performance would result in the payment to each designated executive officer of the Company of a cash amount equaling 75% of the officer’s base salary (at the time of achievement). As of market close on December 14, 2005 (the date the Committee approved this special incentive program), the Company’s stock traded at $8.79 per share. Should the Company’s stock appreciate to the applicable target price, such increase would increase shareholder value/market capitalization by a very substantial amount (more than 100%) from program inception. The attendant payout to participating management, based on current salaries, would be approximately $2.3 million.

Any monies paid under the 2007 special incentive program would be excluded from any potential severance benefits (except in the case of a change in control of the Company), and also would be excluded from the final average earnings formulas of all applicable retirement and Pension Plans. To date, the stock price appreciation objective has not been achieved, and no payments have been made to any of the Named Executive Officers under this program.

Stock Ownership and Retention Guidelines

To further tie the financial interests of Company executives to those of shareholders, the Committee has established stock ownership and retention guidelines. Under these guidelines, executive officers are expected to accumulate a number of shares (unrestricted) of the Company’s common stock having a value equaling 1.5 times base salary in the case of the Chief Executive Officer and 1 times base salary in the case of the other executive officers (based on salaries and the stock price at the time the guidelines were adopted in 2004). The expectation is for executives to reach this ownership level by January 2009. To facilitate accomplishing the ownership targets, executive officers generally are expected to retain at least one-half of the net after-tax shares (i.e., the net shares remaining after first selling sufficient shares to cover the anticipated tax liability and, in the case of stock options, the exercise price) obtained upon the vesting of restricted stock and the exercise of stock options.

Non-employee directors also are subject to stock ownership requirements. They are expected to retain during their tenure all of the net after-tax shares obtained upon the vesting of restricted stock and at least one-half of the net after-tax shares obtained upon the exercise of stock options.

Severance Agreements

The Company has entered into substantially similar employment agreements with Messrs. Hendrix, Lynch, Wells and Willoch, and has entered into two employment agreements with Mr. Parnell covering his activities (i) within and (ii) outside of the United Kingdom. These agreements generally provide for certain benefits (salary, bonus, benefits, etc.) in the event of a Named Executive Officer’s termination of employment without “just cause” (as defined in the agreements), as well as upon his resignation, death or disability. These agreements also contain provisions placing restrictions on a Named Executive Officer’s ability to compete with the Company, or solicit its customers or employees, for a specified period of time following termination of employment.

The Company has also entered into substantially similar change in control agreements with Messrs. Hendrix, Lynch, Wells and Willoch (Mr. Parnell is not a party to a change in control agreement). These agreements provide for certain benefits in the event of a termination of employment in connection with a “Change in Control” (as defined in the agreements) of the Company.

Please see the further disclosure below in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement regarding the respective employment and change in control agreements of the Company’s Named Executive Officers.

Perquisites

In order to provide a market competitive total compensation package to certain of the Company’s executive officers, including the Named Executive Officers, the Company provides those limited perquisites that it believes enable its Named Executive Officers to perform their responsibilities efficiently and with minimal distractions. In 2006, the Company provided the following perquisites to one or more of the Named Executive Officers:

•	Company-provided automobile/allowance	•	Company-provided telephone
•	Health club dues	•	Long-term care insurance
•	Tax return preparation services	•	Split dollar insurance agreements

Please see the “Summary Compensation Table” included in this Proxy Statement (and the notes thereto) for a more detailed discussion of these perquisites and their valuation.

Compensation Deductibility

An income tax deduction under federal law will be generally available for annual compensation in excess of $1 million paid to the chief executive officer and the named executive officers of a public corporation only if that compensation is “performance-based” and complies with certain other tax law requirements. Executive compensation under the Company’s Executive Bonus Plan, described above, meets these requirements and therefore qualifies for an income tax deduction under federal law.

Although the Committee considers deductibility issues when approving executive compensation elements, the Company and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Company and the Committee may make compensation decisions without regard to deductibility when it is deemed to be in the best interests of the Company and its shareholders to do so.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this 2007 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

Thomas R. Oliver (Chair)
K. David Kohler
Harold M. Paisner

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company served as either (1) a member of the Compensation Committee or (2) a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

EXECUTIVE COMPENSATION AND RELATED ITEMS

2006 Summary Compensation Table

The following table provides information about the compensation paid by the Company and its subsidiaries to the Company’s Named Executive Officers for 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non-Equity Incentive Plan Compensation ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(5)	All Other Compensation ($) (i)(6)	Total ($) (j)
Daniel T. Hendrix, President and Chief Executive Officer	2006	$ 725,000	--	$ 676,641	$ 28,460	$ 954,535	$ 698,239	$ 99,030	$ 3,181,905

Patrick C. Lynch, Vice President and Chief Financial Officer	2006	300,000	--	194,639	17,460	349,695	--	28,325	890,119

John R. Wells, Senior Vice President (Division President)	2006	490,000	--	374,175	11,384	676,288	274,091	38,966	1,864,904

Lindsey K. Parnell, Vice President (Division President)(*)	2006	342,363	--	201,561	3,240	488,732	96,752	63,206	1,195,854

Raymond S. Willoch, Senior Vice President and General Counsel	2006	347,500	--	264,898	8,639	405,063	211,941	33,265	1,271,306
______

*
Mr. Parnell, as a European-based employee, is paid in British pounds sterling. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment into dollars based on the exchange rate in effect as of December 31, 2006 (the close of the Company’s most recent fiscal year).

(1)
The Company paid no discretionary bonus, or bonuses based on performance metrics that were not pre-established and communicated to the Named Executive Officers, for 2006. All cash bonus awards for 2006 were performance-based. These payments, which were made under the Company’s Executive Bonus Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

(2)
The amounts reported in the “Stock Awards” column include the compensation cost for 2006 related to restricted stock awards granted in 2006 and in prior years, computed in accordance with Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123(R)”). See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards for 2006” table included in this Proxy Statement for information about equity awards granted for 2006, and the “Outstanding Equity Awards at 2006 Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end. The ultimate payout value may be significantly more or less than the amounts shown, and possibly zero, depending on the Company’s financial performance or the price of the Company’s stock at the end of the performance or restricted period. For a description of the performance criteria, please see the discussion contained in the Compensation Discussion and Analysis herein.

(3)
The amounts reported in the “Option Awards” column include the compensation cost for 2006 related to stock option awards granted in years prior to 2006 (no options were granted to the Named Executive Officers during 2006), computed in accordance with FAS 123(R). See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards for 2006” table included in this Proxy Statement for information about equity awards granted for 2006, and the “Outstanding Equity Awards at 2006 Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year end. The ultimate payout value may be significantly more or less than the amounts shown, and possibly zero, depending the price of the Company’s stock during the term of the option award.

(4)
The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by and paid to each Named Executive Officer for 2006 under the Company’s Executive Bonus Plan ($682,660, $237,195, $492,538, $362,305 and $274,750 for Messrs. Hendrix, Lynch, Wells, Parnell and Willoch, respectively), as well as the 2005-2006 Special Incentive Program adopted by the Compensation Committee ($271,875, $112,500, $183,750, $126,427 and $130,313 for Messrs. Hendrix, Lynch, Wells, Parnell and Willoch, respectively). The material provisions of the Executive Bonus Plan and the 2005-2006 Special Incentive Program are more fully described in the Compensation Discussion and Analysis included herein.

(5)
The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent aggregate changes in the actuarial present value of the Named Executive Officers’ accumulated benefit under our Pension Plans (for Mr. Parnell) and the Company’s Salary Continuation Plan (for Messrs. Hendrix, Wells and Willoch). Mr. Lynch does not participate in a Pension Plan or the Salary Continuation Plan. The Company does not pay any above-market interest (or any guaranteed interest rate) on its Nonqualified Deferred Compensation Plan. See the “2006 Pension Benefits” table of this Proxy Statement for information about these benefits afforded each of the Company’s Named Executive Officers.

(6)
The amounts reported in the “All Other Compensation” column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits (including the dollar value of life and long-term care insurance premiums paid by the Company), and (ii) amounts contributed by the Company to the 401(k) Plan, the Nonqualified Plan, and the Interface Europe Pension Scheme (collectively, the “Company Retirement Plans”). Amounts contributed to the Company Retirement Plans are calculated on the same basis for all participants in the relevant plan, including the Named Executive Officers. The material provisions of the Company Retirement Plans are contained in the Compensation Discussion and Analysis herein.

The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to the Company’s Named Executive Officers during 2006.

Name	Automobile	Health Club Dues	Tax Return Preparation Services	Telephone	Long-Term Care Insurance Premiums	Split Dollar Insurance Premiums	Company Contributions to Retirement Plans
Daniel T. Hendrix	$ 10,260	$ 1,685	$ 2,250	$ 2,934	$ 5,469	$ 72,032	$ 4,400
Patrick C. Lynch	9,953	911	1,700	626	4,481	--	10,654
John R. Wells	11,453	--	1,400	3,026	5,421	--	17,666
Lindsey K. Parnell	23,994	--	--	15,871	--	--	23,341
Raymond S. Willoch	10,872	1,836	2,760	228	5,019	--	12,550

Perquisites

Automobile/Automobile Allowance. Each of Messrs. Hendrix, Lynch, Wells, Parnell and Willoch were provided with use of a company-provided automobile or an automobile allowance. The Named Executive Officers were taxed on a pro-rata portion of the costs associated with any personal use thereof. The Company does not provide any tax reimbursement in connection with the personal use of any automobile.

Health Club Dues. Certain health club membership dues were paid on behalf of Messrs. Hendrix, Lynch and Willoch. Messrs. Wells and Parnell were not provided with health club memberships. The applicable Named Executive Officers were taxed on a pro-rata portion of the dues associated with any personal use of the clubs. The Company does not provide any tax reimbursement in connection with the personal use of the clubs.

Tax Return Preparation Services. The Company paid certain fees on behalf of Messrs. Hendrix, Lynch, Wells and Willoch associated with their use of certain tax return preparation and related tax planning services. The Company did not pay any such fees on behalf of Mr. Parnell.

Telephone. The Company paid certain fees associated with the Named Executive Officers’ use of company-provided cellular telephones. In addition, certain fees associated with landline telephone and facsimile services were paid on Mr. Parnell’s behalf.

Long-Term Care Insurance. The Company paid certain premiums associated with long-term care insurance policies covering Messrs. Hendrix, Lynch, Wells and Willoch. As a European-based employee, Mr. Parnell was not eligible for coverage under these long-term care policies.

Split Dollar Insurance Agreement with Daniel T. Hendrix. The Company is a party to a “Split Dollar” insurance agreement with Mr. Hendrix (the “Split Dollar Agreement”). Pursuant to the Split Dollar Agreement, the Company has purchased an insurance policy on the lives of Mr. Hendrix and his spouse, and it pays the premiums on such policy as an additional employment benefit for Mr. Hendrix. The annual premium is $72,032. The Company is the owner of the policy, and has endorsed to Mr. Hendrix the right to name a beneficiary of a portion of the death benefit that is approximately equal to the full death benefit minus the greater of (1) the total amount of the premiums paid by the Company with respect to the policy, and (2) the cash value of the policy. Upon the death of the last to die of Mr. Hendrix and his spouse, the Company will receive a portion of the death benefit that is approximately equal to the greater of (1) the total amount of the premiums paid by the Company with respect to the policy, and (2) the cash value of the policy.

All Other Compensation

Contributions to Retirement Plans. The Company makes matching contributions on the same terms and using the same formulas as other participating employees to each U.S.-based Named Executive Officer’s account under the 401(k) Plan and the Nonqualified Plan, as applicable.

The amounts reflected above represent the following contributions by the Company during 2006:

•	for Mr. Hendrix, $4,400 to the 401(k) Plan;

•	for Mr. Lynch, $4,400 to the 401(k) Plan and $6,254 to the Nonqualified Plan;

•	for Mr. Wells, $4,400 to the 401(k) Plan and $13,266 to the Nonqualified Plan; and

•	for Mr. Willoch, $4,400 to the 401(k) Plan and $8,150 to the Nonqualified Plan.

As a European-based employee, Mr. Parnell is ineligible to participate in the 401(k) Plan and the Nonqualified Plan. Mr. Parnell is eligible to participate in the Interface Europe Pension Scheme (the “Europe Pension Scheme”). Under the terms of the Europe Pension Scheme, the Company contribution amount is based on a percentage of pensionable earnings, with the rate applied depending on the category of membership. Mr. Parnell’s specific category of membership entitles him to a Company contribution rate of 11.3% (subject to a maximum yearly contribution). The amount referenced above represents the total amount of the Company’s contributions during 2006 (see note “*” above regarding conversion to U.S. dollars).

Grants of Plan-Based Awards for 2006

The following table provides information about awards granted to the Company’s Named Executive Officers in 2006, as well as potential future payments associated therewith. None of the following amounts were earned or paid during 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (l)(4)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)(2)	Maximum ($) (e)(2)	Threshold (#) (f)	Target (#) (g)(3)	Maximum (#) (h)
Daniel T. Hendrix	12-13-06	0	825,000	1,031,250	--	--	--	--
	01-06-06	--	--	--	--	72,500	--	626,400

Patrick C. Lynch	12-13-06	0	292,500	365,625	--	--	--	--
	01-06-06	--	--	--	--	28,600	--	247,104

John R. Wells	12-13-06	0	441,000	551,250	--	--	--	--
	01-06-06		--	--	--	47,500	--	410,400

Lindsey K. Parnell (*)	12-13-06	0	302,135	377,668	--	--	--	--
	01-06-06	--	--	--	--	29,460	--	254,534

Raymond S. Willoch	12-13-06	0	324,000	405,000	--	--	--	--
	01-06-06	--	--	--	--	33,500	--	289,440
_______________
*	Estimated potential payments are converted to U.S. dollars based on exchange rates as of the end of fiscal year 2006.

(1)
The payment amounts reflected in columns (c), (d) and (e) above represent amounts associated with bonus awards potentially earned for fiscal year 2007 by the Company’s Named Executive Officers under the Company’s Executive Bonus Plan (the “Bonus Plan”). The total bonus opportunity under the Bonus Plan (expressed as a percentage of 2007 base salary) for each of the Named Executive Officers is as follows: Mr. Hendrix, 110%, Mr. Lynch, 90%, Mr. Wells, 90%, Mr. Parnell, 85%, and Mr. Willoch, 90%. As reflected in column (c), no bonus is paid to a participant under any individual Bonus Plan element (operating income, cash flow, gross billings, earnings per share or, in the case of Messrs. Lynch and Willoch, non-financial objectives), unless a designated financial threshold (operating income) is exceeded. As reflected in column (d), the estimated 2007 payout under the Bonus Plan for each of the Named Executive Officers assumes 100% achievement of all Company financial goals and, in the case of Messrs. Lynch and Willoch, their achievement of all individual non-financial objectives. As reflected in column (e), the estimated 2007 payout under the Bonus Plan for each of the Named Executive Officers assumes 125% or greater achievement of all Company financial goals. Certain additional material provisions of the Bonus Plan are more fully described in the Compensation Discussion and Analysis included herein.

(2)
The amounts reflected in columns (d) and (e) do not include potential cash awards available to the Named Executive Officers under the 2007 Special Incentive Program adopted by the Compensation Committee of the Board of Directors in December 2005. The following table sets forth, for each of the Named Executive Officers, the total potential bonus under the 2007 Special Incentive Program. For further information regarding the 2007 Special Incentive Program, please see the discussion contained in the Compensation Discussion and Analysis herein.

Name	Total Amount of Potential Bonus Under Special Incentive Program	Performance Period	Estimated Potential Payout if Performance Objective is Met
Daniel T. Hendrix	75% of Base Salary (at achievement)	01/01/07 to 12/30/07	$562,500
Patrick C. Lynch	75% of Base Salary (at achievement)	01/01/07 to 12/30/07	$243,750
John R. Wells	75% of Base Salary (at achievement)	01/01/07 to 12/30/07	$367,500
Lindsey K. Parnell	75% of Base Salary (at achievement)	01/01/07 to 12/30/07	$266,590(*)
Raymond. S. Willoch	75% of Base Salary (at achievement)	01/01/07 to 12/30/07	$270,000
_________________
*	Estimated potential payment has been converted to U.S. dollars based on exchange rates as of December 31, 2006.

(3)
The awards reflected in column (g) represent the number of shares of restricted stock granted to each of the Named Executive Officers on January 6, 2006 under the Omnibus Stock Plan. The 2006 awards vest in two increments (one-half each) no earlier than the first and second anniversaries, respectively, of the grant date and only if a pre-determined performance target has been met on or after such anniversary (for Messrs. Hendrix, Lynch and Willoch, the performance target is based on an increase in the Company’s operating income, and, for Messrs. Wells and Parnell, the performance target is based on increases in operating income of their respective business units). Fifty percent (50%) of any and all unvested 2006 awards (i.e., all award shares not vested previously under the performance criteria) will vest on the fifth anniversary of the grant date. The amounts recognized for financial reporting purposes under FAS 123(R) of these shares of restricted stock are included in the Stock Awards column (column (e)) of the Summary Compensation Table.

(4)
The amounts reflected in column (l) represent the dollar value of restricted stock awarded on January 6, 2006 to the Named Executive Officer calculated by multiplying the number of shares awarded by $8.64, the closing price of the Company’s Class A Common Stock as reported by the Nasdaq Stock Market on the date of grant. No options were awarded to any of the Named Executive Officers in 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information about the number of shares covered by exercisable and unexercisable options and vested and unvested restricted stock awards granted to the Company’s Named Executive Officers as of December 31, 2006.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Daniel T. Hendrix	9,900 17,535 140,000 87,669 12,000	-- -- -- -- 10,000	--	9.56 9.00 7.13 8.45 5.60	01-20-07 01-14-09 10-25-10 01-16-11 01-02-12	378,979	5,389,081	--	--

Patrick C. Lynch	5,000 10,000 20,000 25,000 20,000	-- -- -- -- --	--	9.00 4.81 6.07 4.75 5.53	01-14-09 01-04-10 07-24-11 01-26-11 01-02-09	69,017	981,422	--	--

John R. Wells	31,652 26,090 40,000 45,000 33,592 16,000 30,000	-- -- -- -- -- 4,000 --	--	9.56 9.00 4.25 4.81 8.45 5.60 5.53	01-20-07 01-14-09 12-07-09 01-04-10 01-16-11 01-02-12 01-02-09	201,272	2,862,088	--	--

Lindsey K. Parnell	1,500	--	--	4.75	11-26-11	94,010	1,336,822	--	--

Raymond S. Willoch	8,931	--	--	9.00	01-14-09	136,988	1,947,969	--	--
________________
(1)
Restricted stock awards that have not yet vested are subject to forfeiture by the Named Executive Officers under certain circumstances. For a description of the related performance criteria, please see the discussion contained in the Compensation Discussion and Analysis herein.

(2)
The market value referenced above is based on the closing price of $14.22 of the Company’s common stock on December 29, 2006 (the last trading day of the Company’s 2006 fiscal year), as reported by the Nasdaq Stock Market.

Option Exercises and Stock Vested

The following table provides information about the number and corresponding value realized during 2006 with respect to (i) the exercise of stock options, and (ii) the vesting of restricted stock for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(2)
Daniel T. Hendrix	132,900	890,164	150,234	1,374,155
Patrick C. Lynch	25,000	150,000	40,416	384,823
John R. Wells	8,500	52,445	83,315	788,793
Lindsey K. Parnell	30,500	225,725	14,450	144,159
Raymond S. Willoch	121,404	537,288	55,863	516,496
_____________________
(1)
These amounts represent the difference at date of exercise between the exercise price of the stock option and the closing price of the Company’s common stock on the Nasdaq Stock Market, multiplied by the number of shares underlying the option exercised. The stock options exercised by Mr. Hendrix had exercise prices ranging from $4.81 to $9.56 per share, and included options granted between 1997 and 2004. The stock options exercised by Mr. Lynch had an exercise price of $2.71 per share and were granted in 2003. The stock options exercised by Mr. Wells had an exercise price of $2.71 per share and were granted in 2003. The stock options exercised by Mr. Parnell had exercises prices ranging from $4.00 to $8.88 per share, and included options granted between 1999 and 2004. The stock options exercised by Mr. Willoch had exercise prices ranging from $4.75 to $9.56 per share, and included options granted between 1996 and 2004.

(2)	These amounts represent the product of the number of shares vested and the closing price of the Company’s common stock on the Nasdaq Stock Market on the vesting date.

2006 Pension Benefits

The following table provides information about the pension benefits for each of the Company’s Named Executive Officers.

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Daniel T. Hendrix	Salary Continuation Plan	15	3,682,375	--
Patrick C. Lynch(2)	--	--	--	--
John R. Wells(3)	Salary Continuation Plan	13	1,612,202	--
Lindsey K. Parnell	Europe Pension Scheme	10	476,114	--
Raymond S. Willoch	Salary Continuation Plan	15	1,341,754	--
_____________________
(1)
The benefits under the Salary Continuation Plan vest upon 15 years of service and attainment of the age of 55, with maximum benefit accruing at age 65. None of the Named Executive Officers participating in the Salary Continuation Plan have reached age 55. The above values assume commencement of payment of the maximum benefit at age 65. All other assumptions are the same as are used for financial reporting purposes under generally accepted accounting principles.

(2)	Mr. Lynch does not participate in a Pension Plan or the Salary Continuation Plan.

(3)
Mr. Wells has not yet attained the requisite 15 years of service under the Salary Continuation Plan. The amount reflected above assumes that he will attain the requisite 15 years of service and that his benefits under the Salary Continuation Plan will fully vest.

2006 Non-Qualified Deferred Compensation

The following table provides information about the contributions, earnings and account balances of the Company’s applicable deferred compensation plans for each of the Company’s Named Executive Officers.

Name (a)(1)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
Daniel T. Hendrix	49,349	--	26,747	--	459,451
Patrick C. Lynch	48,515	6,254	31,809	--	242,276
John R. Wells	273,964	13,266	115,356	--	1,409,749
Lindsey K. Parnell	--	--	--	--	--
Raymond S. Willoch	33,249	8,150	1,720	453,383	41,295

_______________
(1)
The Company maintains the Interface, Inc. Nonqualified Savings Plan and Interface, Inc. Nonqualified Savings Plan II (collectively, the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States (Messrs. Hendrix, Lynch, Wells and Willoch). As with the Company’s 401(k) Plan, Messrs. Hendrix, Lynch, Wells and Willoch are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants.

Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. (Up to 80% of base salary and 100% of annual bonus compensation can be deferred.) Each participant elects when he or she will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Internal Revenue Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The investment risk is borne entirely by the employee participant. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. Participants’ accounts may or may not appreciate, and may even depreciate, depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (or any guaranteed interest rate). The Company has established a Rabbi Trust to hold, invest and reinvest deferrals and contributions under the Nonqualified Plan, and all deferrals are paid out in cash upon distribution.

The Nonqualified Plan also contains a “Key Employee Retirement Savings Benefit” feature applicable to certain designated key employees of the Company. The purpose of this plan benefit is to permit discretionary contributions to certain key employees’ accounts to enhance retirement savings and to couple such contributions with vesting structures that will promote the retention of such key employees. To date, no such contributions have been made.

(2)
The amounts reported in column (c) reflect, for each Named Executive Officer (as applicable), the actual amounts contributed by the Company to the Nonqualified Plan during fiscal year 2006, and reflect Company matching contributions associated with compensation deferrals that occurred during fiscal year 2005. These amounts are included in column (i) of the Summary Compensation Table herein. Mr. Hendrix did not participate in the Nonqualified Plan during 2005, and thus received no Company contributions during the 2006 fiscal year when 2005 plan year contributions were made.

(3)
The amounts reported in column (f) were not reported as compensation to the Named Executive Officers in the Company’s Summary Compensation Table for fiscal years prior to 2006. However, the Company’s matching contributions during previous fiscal years were included in the “All Other Compensation” column of the Company’s Summary Compensation Tables for previous years.

Compensation of Directors

The following table provides information about the compensation paid to the Company’s directors in 2006 (excluding Company President and Chief Executive Officer Daniel T. Hendrix, a Named Executive Officer, whose 2006 compensation is presented in the Summary Compensation Table included herein).

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)(2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)(3)	All Other Compensation ($) (g)	Total ($) (h)
Ray C. Anderson (4)	$ 625,000	$ --	$ 2,163	$ 428,000	$ 174,361	$ 208,360	$ 1,437,884
Edward C. Callaway (5)	44,000	26,377	12,360	--	--	--	82,737
Diane Dillon-Ridgley (5)	41,000	26,377	2,163	--	--	--	69,540
Carl I. Gable (5)	56,500	26,377	2,163	--	--	--	85,040
June M. Henton (5)	47,000	26,377	2,163	--	--	--	75,540
Christopher G. Kennedy (5)	43,000	26,377	2,163	--	--	--	71,540
K. David Kohler (5)(6)	--	--	10,717	--	--	--	10,717
J. Smith Lanier (5)(7)	17,000	17,737	2,163	--	--	--	36,900
James B. Miller, Jr. (5)	44,000	26,377	2,163	--	--	--	72,540
Thomas R. Oliver (5)	45,000	26,377	2,163	--	--	--	73,540
Harold M. Paisner (5)(8)	--	--	--	--	--	--	--
Clarinus C. Th. van Andel (5)(9)	17,000	26,377	2,163	--	--	--	45,540

_______________
(1)
The amounts reported in the “Stock Awards” column include the compensation cost for 2006 related to restricted stock awards granted in 2006 and in prior years, computed in accordance with FAS 123(R). See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly more or less than the amounts shown, and possibly zero, depending on the outcome of the performance and the price of the Company’s stock at the end of the performance or restricted period.

(2)
The amounts reported in the “Option Awards” column include the compensation cost for 2006 related to option awards granted in 2006 and in prior years, computed in accordance with FAS 123(R). See the Note entitled “Shareholder’s Equity” to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly more or less than the amounts shown, and possibly zero, depending the price of the Company’s stock during the term of the option award.

(3)
The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent aggregate changes in the actuarial present value of Mr. Anderson’s accumulated benefit under the Company’s Salary Continuation Plan.

(4)
Ray C. Anderson, who serves as Chairman of the Board and Chairman of the Executive Committee of the Board, remains an employee of the Company. Mr. Anderson is the Company’s primary spokesperson in support of its environmental sustainability initiative, giving 115 speeches, webcasts and interviews during 2006, reaching a total estimated audience in excess of 25 million people. In his capacity as an employee, Mr. Anderson was compensated during 2006 in the amounts reflected in the table above. The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by and paid to Mr. Anderson for 2006 under the Company’s Executive Bonus Plan. The material provisions of the Executive Bonus Plan are more fully described in the Compensation Discussion and Analysis included herein. In addition, as an employee of the Company, Mr. Anderson also was covered by certain of the Company’s benefits programs, such as medical and dental insurance plans. Mr. Anderson entered into an Employment Agreement and a Change in Control Agreement with the Company in April 1997, each of which is substantially similar to those described above for Messrs. Hendrix, Lynch, Wells and Willoch (except that each of Mr. Anderson’s agreements is for a fixed, two-year term that expires upon his reaching age 74).

Mr. Anderson also has entered into a Salary Continuation Agreement with the Company pursuant to the Salary Continuation Plan described in the Compensation Discussion and Analysis herein. In connection with Mr. Anderson’s transition from Chief Executive Officer to non-executive Chairman in 2001, his future retirement benefit under the salary continuation agreement was set at $480,060 per year (subsequently reduced to $449,605 due to Mr. Anderson’s election of a spousal survivor annuity benefit).

The amount reported in column (g) for Mr. Anderson reflects the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits (including the dollar value of split dollar life insurance premiums paid by the Company), and (ii) amounts contributed (if any) by the Company to the 401(k) Plan and the Nonqualified Plan. The material provisions of the 401(k) Plan and the Nonqualified Plan are contained in the Compensation Discussion and Analysis herein.

The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to Mr. Anderson during 2006.

Name	Automobile	Health Club Dues	Financial, Legal and Tax Planning	Telephone	Split Dollar Insurance Premiums	Company Contributions to Retirement Plans
Ray C. Anderson	$ 6,588	$ 1,549	$ 27,223	$ --	$ 173,000	$ --

Perquisites

Automobile/Automobile Allowance. Mr. Anderson was provided with use of a company-provided automobile. He was taxed on a pro-rata portion of the costs associated with any personal use thereof. The Company does not provide any tax reimbursement in connection with the personal use of any automobile.

Health Club Dues. Certain health club membership dues were paid on behalf of Mr. Anderson. He was taxed on a pro-rata portion of the dues associated with any personal use of the health club. The Company does not provide any tax reimbursement in connection with the personal use of the club.

Financial, Legal and Tax Planning. The Company paid certain fees associated with Mr. Anderson’s use of certain financial, legal and tax planning services, which included tax preparation and estate planning services.

Telephone. The Company did not provide Mr. Anderson use of a company-provided telephone during 2006.

Split Dollar Insurance Agreement with Ray C. Anderson and Mary Anne Lanier. The Company is a party to a “Split Dollar” insurance agreement (the “Anderson Split Dollar Agreement”) with Company Chairman Ray C. Anderson and Mary Anne Anderson Lanier, as Trustee of the Ray Christie Anderson Family Trust (the “Trust”). Pursuant to the Anderson Split Dollar Agreement, the Company has purchased an insurance policy on the lives of Mr. Anderson and his spouse, and it pays the premiums on such policy as an additional employment benefit for Mr. Anderson. The annual premium is $173,000. The Company is the owner of the policy, and has endorsed to the Trust the right to name a beneficiary of a portion of the death benefit that is approximately equal to the full death benefit minus the greater of (1) the total amount of the premiums paid by the Company with respect to the policy, and (2) the cash value of the policy. Upon the death of the last to die of Mr. Anderson and his spouse, the Company will receive a portion of the death benefit that is approximately equal to the greater of (1) the total amount of the premiums paid by the Company with respect to the policy, and (2) the cash value of the policy.

All Other Compensation

Contributions to Retirement Plans. The Company did not contribute to the 401(k) Plan or the Nonqualified Plan on Mr. Anderson’s behalf during 2006.

(5)
The Company’s non-employee directors (“outside directors”) are paid an annual director’s fee of $30,000, plus $1,000 for each Board or Board committee meeting attended. Outside directors who serve on the Audit Committee or the Compensation Committee are paid an additional $5,000 per year, except that the Chairperson of the Audit Committee and the Chairperson of the Compensation Committee are paid an additional $10,000 per year (rather than $5,000). In addition, the lead independent director of the Board is paid an incremental $10,000 per year. Directors also are reimbursed for expenses in connection with attending Board and Committee meetings.

In 2006, each outside director (except for Messrs. Kohler, Lanier and Paisner, see below) was awarded 3,000 restricted shares of Company stock. The awards of restricted stock vest in two increments of one-half each, no earlier than the first and second anniversaries, respectively, of the grant date of the award and only if the Company’s operating income has risen to a specified target level. All unvested shares will vest on the third anniversary of the grant date. Mr. Kohler also received a grant of 20,000 stock options in 2006 upon his election to the Board.

(6)	In October 2006, the Board of Directors elected Mr. Kohler as a Class A director to fill a vacancy created due to the retirement of J. Smith Lanier.

(7)	Mr. Lanier retired from the Board in May 2006.

(8)	In February 2007, the Board of Directors elected Harold M. Paisner as a Class B director to fill the vacancy created by the retirement of Clarinus C. Th. van Andel.

(9)	Mr. van Andel retired from the Board in February 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors of the Company recognizes that transactions with related persons can present a heightened risk of conflict of interests and/or improper valuation (or the perception thereof). Accordingly, as a general matter it is the Company’s preference to avoid transactions with related persons. Nevertheless, there are circumstances where the Company may obtain products or services (i) of a nature, quantity or quality that are not readily available from alternative sources, (ii) on terms comparable to those provided by other, unrelated parties, or (iii) when the Company provides products or services on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms provided to employees generally.

Policy Regarding Review, Approval or Ratification of Transactions Involving Related Persons

The Company has adopted a written policy (the “Related Transactions Policy”) with respect to the review, approval or ratification of transactions with related persons involving the Company (or its subsidiaries or controlled affiliates). In evaluating potential transactions with related persons, the Related Transactions Policy incorporates and applies the contents of Item 404(a) of Regulation S-K (including but not limited to the definitions of “related persons” and “transaction”, as well as the threshold for “direct or indirect material interest” contained therein).

Prior to entering into a transaction with a related person, the related person is required to advise a Company-designated “Compliance Officer” (currently the Company’s General Counsel), who shall determine whether the proposed transaction is a transaction with a related person under this policy. If the Compliance Officer determines that the proposed transaction is a transaction with a related person, the transaction is required to be submitted to the Audit Committee of the Board of Directors for consideration at its next meeting or, in those instances in which it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who possesses delegated authority to act between committee meetings). The Audit Committee (or where submitted to the Chair, the Chair) shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to or from unrelated third parties or employees generally, as the case may be. After review, the Audit Committee either approves or disapproves the proposed transaction and advises the Compliance Officer, who in turn conveys the decision to the appropriate persons within the Company. No member of the Audit Committee is permitted to participate in any review, consideration, or approval of any potential transaction with a related person with respect to which such member or any of his or her immediate family members is a related person.

The Related Transactions Policy also provides for the review of (i) transactions involving related persons entered into by the Company not previously approved or ratified under this policy, as well as (ii) any previously approved or ratified transactions with related persons that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. The policy also explicitly requires disclosure of all transactions that are required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations.

Transactions Involving Related Persons

A wholly-owned subsidiary of the Company employs James A. Lanier, Jr., son-in-law of Company non-executive Chairman Ray C. Anderson, as its Director of Sales for Colleges & Universities. In 2006, Mr. Lanier earned salary and bonus of $212,600 and participated in certain of the Company’s benefit programs generally available to employees in the U.S.

DIRECTOR INDEPENDENCE

For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are Ray C. Anderson, Edward C. Callaway, Dianne Dillon-Ridgley, Carl I. Gable, Daniel T. Hendrix, June M. Henton, Christopher G. Kennedy, K. David Kohler, James B. Miller, Jr., Thomas R. Oliver and Harold M. Paisner.

As a result of its review, the Board has determined that all of the current directors, with the exception of Ray C. Anderson and Daniel T. Hendrix (who are employees), are independent.

The independent directors meet in regularly scheduled executive sessions without Messrs. Anderson and Hendrix or other members of management present. In 2006, the independent directors met five times in executive session.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column
	(a)	(b)	(a)) (c)
Equity Compensation Plan Approved by Security Holders:
Interface, Inc. Omnibus Stock Incentive Plan	1,743,284	$6.06	4,185,000(1)
Equity Compensation Plan Not Approved by Security Holders:
Individual Compensation Arrangements(2)	32,000	$7.00	0

___________________
(1)
Each share issued under the Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Stock Plan”) pursuant to an award other than a stock option will reduce the number of remaining shares available by two shares.

(2)
As of December 31, 2006, the Company maintained stock option agreements outside the Omnibus Stock Plan with one non-employee individual (a Company consultant) with respect to a total of 32,000 shares at $7.00 per share. The agreements provide for a five-year vesting period (all options under the agreements have now vested) and a ten-year term.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company is generally obligated to provide its Named Executive Officers with certain payments or other forms of compensation when their employment with the Company is terminated. The actual amount of compensation due each of the Named Executive Officers, as well as the duration of any periodic payments, depends on both the circumstances surrounding the termination, as well as the particulars of any employment-related agreements to which the Company and the Named Executive Officer are party. The Company has executed Employment Agreements with Messrs. Hendrix, Lynch, Wells, Parnell and Willoch, as well as separate Change in Control Agreements with Messrs. Hendrix, Lynch, Wells and Willoch, which generally describe the benefits payable at, following, or in connection with various termination scenarios. These are summarized as follows:

Employment Agreements

In April 1997, the Company entered into substantially similar employment agreements with Messrs. Hendrix, Wells and Willoch. In October 2005, the Company entered into a substantially similar employment agreement with Mr. Lynch. Each of their agreements is for a rolling two-year term, such that the remaining term is always two years (until such time as the executive reaches the age of 63, at which time the term is fixed for an additional two years and then expires upon the executive reaching age 65). The Company may terminate any of such agreements upon two years’ notice, and each executive is permitted to voluntarily terminate his respective agreement upon 90 days notice. The employment agreements also contain provisions placing restrictions on the executives’ ability to compete with the Company, or solicit its customers or employees, for a two year period following the termination of employment.

In March 2007, the Company entered into two separate employment agreements with Named Executive Officer Mr. Parnell (one agreement applies to Mr. Parnell’s activities performed on the Company’s behalf within the United Kingdom; the other applies to his activities outside of the U.K.). Both agreements contain substantially similar terms, except that the specified compensation in each agreement correlates to the estimated amount of time Mr. Parnell anticipates spending within and outside of the U.K. The agreements remain in effect until such time as the Company provides Mr. Parnell with twelve months’ notice (or pay in lieu of notice) of its intention to terminate Mr. Parnell’s employment relationship. The employment agreements also contain provisions placing restrictions on Mr. Parnell’s ability to compete with the Company for a six month period following the termination of employment, as well as solicit its customers or employees for a twelve month period following the termination of employment.

Change in Control Agreements

In April 1997, each of Messrs. Hendrix, Wells and Willoch entered into substantially similar change in control agreements with the Company. In October 2005, the Company entered into a substantially similar change in control agreement with Mr. Lynch. Mr. Parnell is not party to a change in control agreement. Each of the agreements for Messrs. Hendrix, Lynch, Wells and Willoch is for a rolling two-year term, such that the remaining term is always two years (until such time as the executive reaches the age of 63, at which time the term is fixed for an additional two years and then expires upon the executive reaching age 65). The Company generally may terminate any of such agreements upon two years’ notice. The agreements provide for certain benefits in the event of a termination of employment under certain circumstances in connection with a “Change in Control” (as defined in the agreements) of the Company. In general, each agreement provides benefits to the officer upon an “Involuntary Termination” (essentially, termination without cause) or a “Voluntary Termination” (essentially, resignation in the face of specified coercive tactics) occurring within 24 months after or six months prior to the date of a Change in Control. The agreements also entitle Messrs. Hendrix, Lynch, Wells and Willoch to receive tax “gross-up” payments to cover the amount of any excise taxes imposed on the benefits payable following a “Change in Control” under Sections 4999 and 280G of the Internal Revenue Code.

Payments to Named Executive Officers Upon Termination or Change in Control

In the event that any of the Named Executive Officers (i) retire, (ii) die or suffer a disability, (iii) resign, or (iv) are terminated by the Company (x) with “just cause” (“summary dismissal” in the case of Mr. Parnell), (y) without “just cause” or (z) in connection with a “change in control” (as applicable, and as such terms are defined in the respective agreements), they will be entitled to receive the following types of payments and benefits, and will be subject to the various restrictive covenants, described below.

Upon Retirement:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his base salary (then-current amount) through the effective date of retirement.

Bonus
Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of retirement (e.g., a June 30 retirement would entitle executive to 50% of the bonus otherwise payable).

Stock Options	Executive would forfeit any unvested stock options; all previously-vested options would terminate three months following retirement.

Restricted Stock	Executive would immediately vest in a percentage of all unvested restricted stock awards, as specified in the applicable restricted stock agreement(s) (assuming retirement at age 65).

Salary Continuation Plan/Europe Pension Plan
Salary Continuation Plan participant would receive full benefits upon retirement at age 65 after completing at least 15 years of service, payable for the remainder of his life (or, if elected, a reduced benefit for the remainder of the his life and any surviving spouse’s life). A reduced benefit is available to participant beginning at age 55. Participant is prohibited from competing with the Company while receiving benefits. Europe Pension Plan participant Mr. Parnell would receive full pension benefits per the terms of the Pension Plan documents assuming retirement at the “normal retirement date” (as defined in the Pension Plan documents).

Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.

Health, Life and Other Insurance Coverages
No additional benefit beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans. Mr. Hendrix would acquire right to have his Split Dollar Insurance Policy transferred to him following a payment to the Company in exchange for its interest therein.

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following retirement.

Upon Death/Disability:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his base salary (then-current amount) through the date of death/disability.

Bonus
Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of death/disability (e.g., a June 30 death/disability would entitle executive to 50% of the bonus otherwise payable).

Stock Options	Executive would forfeit any unvested stock options; all previously-vested options would terminate 12 months following termination due to disability, and 24 months following termination due to death.

Restricted Stock	Executive would immediately vest in a percentage of all unvested restricted stock awards, as specified in the applicable restricted stock agreement(s).

Salary Continuation Plan/Europe Pension Plan
Upon Salary Continuation Plan participant’s death, he would receive a 10 year certain payout of an annual benefit level as if he were eligible for full benefits (e.g., age 65) (with a reduced benefit available in connection with an election of a spousal survivor annuity). Upon a participant’s disability, he will receive a payout at an annual benefit level as if the participant was eligible for full benefits, but reduced to a percentage of the participant’s compensation at the time of commencement of disability which, combined with all other Company-sponsored disability security payments being paid, equals 66 2/3% of the total payable compensation. Participant is prohibited from competing with the Company while receiving benefits. Europe Pension Plan participant Mr. Parnell receives full pension benefits per the terms of the Plan as if Mr. Parnell remained employed until the “normal retirement date” (as defined in the Pension Plan documents).

Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.

Health, Life and Other Insurance Coverages
No additional benefit beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans/policies. Upon his disability, Mr. Hendrix would acquire the right to have his Split Dollar Insurance Policy transferred to him following a payment to the Company in exchange for its interest therein (upon his death, the policy would pay out pursuant to its terms).

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following any disability.

Upon Resignation:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his base salary (then-current amount) through the effective date of resignation.

Bonus
Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of resignation (e.g., a June 30 resignation would entitle executive to 50% of the bonus otherwise payable).

Stock Options	Executive would forfeit any unvested stock options; all previously-vested options would terminate three months following resignation.

Restricted Stock	Executive would forfeit any unvested restricted stock awards.

Salary Continuation Plan/Europe Pension Plan
Salary Continuation Plan participants would receive no benefit. Europe Pension Plan participant Mr. Parnell would be entitled to receive “deferred benefits”, a reduced pension amount as compared to the benefits for which he would have received if Mr. Parnell remained employed until the “normal retirement date” (as defined in the Pension Plan documents).

Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.

Health, Life and Other Insurance Coverages
No additional benefit beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans/policies. Mr. Hendrix would acquire right to have his Split Dollar Insurance Policy transferred to him following a payment to the Company in exchange for its interest therein.

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following resignation.

Upon Termination With “Just Cause”/”Summary Dismissal”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his base salary (then-current amount) through the effective date of termination.

Bonus	No benefit.

Stock Options	Executive would forfeit any unvested stock options; all previously-vested options would terminate three months following termination.

Restricted Stock	Executive would forfeit any unvested restricted stock awards.

Salary Continuation Plan/Europe Pension Plan
Salary Continuation Plan participants would receive no benefit. Europe Pension Plan participant Mr. Parnell would be entitled to receive “deferred benefits”, a reduced pension amount as compared to the benefits for which he would have received if Mr. Parnell remained employed until the “normal retirement date” (as defined in the Pension Plan documents), and upon attaining age 50, would receive full pension benefits per the terms of the Pension Plan documents.

Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.

Health, Life and Other Insurance Coverages
No additional benefit beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans/policies. Mr. Hendrix would acquire right to have his Split Dollar Insurance Policy transferred to him following a payment to the Company in exchange for its interest therein.

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following termination.

Upon Termination Without “Just Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary	Executive would be entitled to receive his base salary in its then-current amount for remaining term of employment agreement (typically two years, or, in the case of Mr. Parnell, 12 months).

Bonus
Executive would be entitled to receive bonus payments for remaining term of employment agreement (typically two years) in an amount equal to the bonuses received by the executive during the two years prior to the effective termination date, as well as a prorated bonus for the year in which employment terminates. Mr. Parnell would be entitled to receive bonus payments equal to the amount of bonus he would have received had he remained employed for the remaining term.

Stock Options	Executive would immediately vest in all unvested options. The options could be subsequently exercised over the period of time specified in the applicable stock option agreements.

Restricted Stock	Executive would immediately vest in a percentage of all unvested restricted stock awards, as specified in the applicable restricted stock agreement(s).

Salary Continuation Plan/Europe Pension Plan
Salary Continuation Plan participant would remain eligible for participation in the Plan as if he were to remain employed, and thus would receive full benefits at age 65 after completing at least 15 years of service, payable for the remainder of his life, or a reduced benefit beginning as early as age 55 (or, if elected, a reduced benefit for the remainder of his and any surviving spouse’s life). Participant is prohibited from competing with the Company while receiving benefits. Europe Pension Plan participant Mr. Parnell would be entitled to receive “deferred benefits”, a reduced pension amount as compared to the benefits for which he would have received if Mr. Parnell remained employed until the “normal retirement date”. Upon attaining age 50, he would be entitled to receive full pension benefits per the terms of the Pension Plan documents.

Other Employee Retirement Plans	Executive would be entitled to continue to participate for remaining term of employment agreement (typically two years, or, in the case of Mr. Parnell, 12 months).

Health, Life and Other Insurance Coverages	Executive would be entitled to continue coverages for remaining term of employment agreement (typically two years, or, in the case of Mr. Parnell, 12 months).

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following termination.

Upon Termination Following “Change in Control”(1):

Payment, Benefit or Restrictive Covenant	Entitled to Receive

Base Salary
Executive would be entitled to receive his base salary in its then-current amount for remaining term of employment agreement (typically two years). Such amount would be paid in a lump sum, discounted to present value.

Bonus
Executive would receive bonus payments for remaining term of employment agreement (typically two years) in an amount equal to the bonuses received by the executive during the two years prior to the effective termination date, as well as a prorated bonus for the year in which employment terminates. Such amount would be paid in a lump sum, discounted to present value.

Stock Options	Executive would immediately vest in all unvested options. The options could be subsequently exercised over the period of time specified in the applicable stock option agreements.

Restricted Stock	Executive would immediately vest in all unvested restricted stock awards.

Salary Continuation Plan/Europe Pension Plan
Salary Continuation Plan participant would remain eligible for participation in the Plan as if he were to remain employed, and thus would receive full benefits at age 65 after completing at least 15 years of service, payable for the remainder of his life, or a reduced benefit beginning as early as age 55 (or, if elected, a reduced benefit for the remainder of his and any surviving spouse’s life). Participant would also receive the benefit of a cost of living adjustment calculated with reference to a specified consumer price index on each participant’s annual benefit amount (such adjustment accruing from the date of termination until such date that the participant begins to receive benefits, and not thereafter). Participant is prohibited from competing with the Company while receiving benefits.

Other Employee Retirement Plans	Executive would be entitled to continue to participate for remaining term of employment agreement (typically two years).

Health, Life and Other Insurance Coverages	Executive will be entitled to continue coverages for remaining term of employment agreement (typically two years).

Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following termination.
_______________
(1)
Mr. Parnell is not party to a change in control agreement, and thus does not receive any materially different benefits and/or payments upon a “Change in Control” as compared to the Termination Without “Just Cause” scenario described above.

The following tables summarize the benefits payable to each of Named Executive Officers under his employment and (as applicable) change in control agreement. The tables do not include amounts payable under employee benefit plans in which Company associates are eligible to participate on a non-discriminatory basis. The amounts shown in the tables below assume that a Named Executive Officer’s employment terminated as of December 31, 2006, and that the price per share of the Company’s stock was $14.22.

Daniel T. Hendrix

	Retirement	Death/ Disability	Resignation	Termination with Just Cause	Termination without Just Cause	Termination Following Change in Control(1)(2)

Compensation:	($)	($)	($)	($)	($)	($)
Base salary	--	--	--	--	1,450,000	1,450,000
Bonus	--	--	--	--	1,574,375	1,574,375
Stock options(3)	--	--	--	--	86,200	86,200
Restricted stock(4)	--	3,104,795	--	--	3,104,795	4,758,055

Benefits and Perquisites:
Salary continuation(5)	--	643,750 / 858,248	--	--	--	--(8)
Retirement plans(6)	--	--	--	--	60,350	60,350
Health, life and other insurance(7)	--	--	--	--	34,410	34,410
Excise tax gross-up	--	--	--	--	--	4,779,215(9)

Patrick C. Lynch

	Retirement	Death/ Disability	Resignation	Termination with Just Cause	Termination without Just Cause	Termination Following Change in Control(1)(2)

Compensation:	($)	($)	($)	($)	($)	($)
Base salary	--	--	--	--	600,000	600,000
Bonus	--	--	--	--	499,097	499,097
Stock options(3)	--	--	--	--	--	--
Restricted stock(4)	--	336,957	--	--	336,957	729,173

Benefits and Perquisites:
Salary continuation	--	--	--	--	--	--
Retirement plans(6)	--	--	--	--	23,708	23,708
Health, life and other insurance(7)	--	--	--	--	32,435	32,435
Excise tax gross-up	--	--	--	--	--	623,560(9)

John R. Wells

	Retirement	Death/ Disability	Resignation	Termination with Just Cause	Termination without Just Cause	Termination Following Change in Control(1)(2)

Compensation:	($)	($)	($)	($)	($)	($)
Base salary	--	--	--	--	980,000	980,000
Bonus	--	--	--	--	753,964	753,964
Stock options(3)	--	--	--	--	34,480	34,480
Restricted stock(4)	--	1,571,921	--	--	1,571,921	2,453,277

Benefits and Perquisites:
Salary continuation(5)	--	406,920 / 542,505	--	--	--	--(8)
Retirement plans(6)	--	--	--	--	36,350	36,350
Health, life and other insurance(7)	--	--	--	--	34,313	34,313
Excise tax gross-up	--	--	--	--	--	2,537,525(9)

Lindsey K. Parnell

	Retirement	Death/ Disability	Resignation	Termination with Just Cause	Termination without Just Cause	Termination Following Change in Control(1)

Compensation:	($)	($)	($)	($)	($)	($)
Base salary	--	--	--	--	342,363	--
Bonus	--	--	--	--	488,732	--
Stock options(3)	--	--	--	--	--	--
Restricted stock(4)	--	520,381	--	--	520,381	--

Benefits and Perquisites:
Salary continuation	--	--	--	--	--	--
Retirement plans(6)	93,938	93,938	37,760	37,760 until age 50, then 93,938	37,760 until age 50, then 93,938	--
Health, life and other insurance(7)	--	--	--	--	10,237	--
Excise tax gross-up	--	--	--	--	--	--

Raymond S. Willoch

	Retirement	Death/Disability	Resignation	Termination with Just Cause	Termination without Just Cause	Termination Following Change in Control(1)(2)

Compensation:	($)	($)	($)	($)	($)	($)
Base salary	--	--	--	--	695,000	695,000
Bonus	--	--	--	--	587,174	587,174
Stock options(3)	--	--	--	--	--	--
Restricted stock(4)	--	1,028,476	--	--	1,028,476	1,655,578

Benefits and Perquisites:
Salary continuation(5)	--	286,797 / 382,358	--	--	--	--(8)
Retirement plans(6)	--	--	--	--	27,564	27,564
Health, life and other insurance(7)	--	--	--	--	33,510	33,510
Excise tax gross-up	--	--	--	--	--	1,892,009(9)

____________
(1)
All benefits paid to Messrs. Hendrix, Lynch, Wells and Willoch upon a termination following a “Change in Control” will be reduced by the compensation and benefits, if any, paid to the officer pursuant to his Employment Agreement with the Company. Mr. Parnell is not party to a change in control agreement, and thus does not receive any materially different benefits and/or payments upon a “Change in Control” as compared to those presented in the Termination without Just Cause column.

(2)
Unlike a number of publicly-traded companies, the Company does not utilize a “single trigger” concept for severance payments in its employment and change in control agreements. The “Change in Control” (as defined in the applicable agreements) does not, by itself, provide the Named Executive Officer with any right to resign and receive a severance benefit. Instead, for severance benefits to be payable, there must be a “second trigger” of either (i) a termination without “just cause” or (ii) a “voluntary termination” (essentially, resignation in the face of specified coercive tactics) that occurs within 24 months after or six months prior to the date of a Change in Control. The amounts included in this column thus assume that both a “Change in Control” and a subsequent termination (as described immediately above) occurred as of December 31, 2006. If a related termination did not in fact occur, no severance payments would be payable.

(3)	These amounts assume each Named Executive Officer both exercised and sold all newly vested stock options immediately upon termination of employment.

(4)	These amounts assume each Named Executive Officer sold all newly vested shares of restricted stock immediately upon termination of employment.

(5)
The amounts included in the “Death/Disability” column represent the annual payments to which Messrs. Hendrix, Wells and Willoch would be entitled under the Salary Continuation Plan following their death or disability as of December 31, 2006. The annual benefit amount following a participant’s death would be paid for 10 years, after which time it would permanently cease. In the event of a participant’s disability, the annual benefit amount would continue for as long as the participant continued to suffer the disability.

(6)
The amounts noted for Messrs. Hendrix, Lynch, Wells and Willoch represent contributions required to be made by the Company on behalf of each executive following termination, and assume each executive chose to maintain his respective current level of contribution to the 401(k) Plan, as well as his deferral election under the Nonqualified Plan. The amounts contained in Mr. Parnell’s table above reflect the annual payments to which he would be entitled under the terms of the Europe Pension Plan.

(7)
These amounts represent premiums paid by the Company on behalf of each Named Executive Officer following termination, and assume each Named Executive Officer chose to maintain his current coverages under the various medical and/or insurance plans in which he was a participant.

(8)
If a Salary Continuation Plan participant was terminated on December 31, 2006 following a “Change in Control”, he would not be entitled to any accelerated vesting and/or immediate payment of Plan benefits. Instead, the participant would remain eligible for participation in the Plan as if he remained employed, and thus would receive full benefits at age 65 after completing at least 15 years of service, payable for the remainder of his life, or a reduced benefit beginning as early as age 55 (or, if elected, a reduced benefit for the remainder of his and any surviving spouse’s life). However, the excise tax calculations performed pursuant to Sections 4999 and 280G of the Internal Revenue Code require, for purposes of this presentation and the resulting excise tax “gross-up” set forth herein for each executive, that the full lifetime benefit amount ultimately payable to each Plan participant (reduced to a net present value) be included. The aggregate actuarial lifetime benefit amounts payable, reduced to a present value and assuming Plan benefits are paid beginning at age 61, are $5,181,625, $2,688,676 and $2,080,213 for Messrs. Hendrix, Wells and Willoch, respectively.

Each Plan participant would, however, in the case of a termination following a Change in Control, receive the benefit of a cost of living adjustment calculated with reference to a specified consumer price index on each participant’s annual Plan benefit amount (such adjustment accruing from the date of termination until such date that the participant actually begins to receive benefits, and not thereafter). The aggregate actuarial lifetime value of the cost of living adjustment, reduced to a present value and assuming Plan benefits are paid beginning at age 55, are $371,313, $575,382 and $316,774 for Messrs. Hendrix, Wells and Willoch, respectively.

(9)
As discussed in Footnote 8, these amounts are calculated assuming (as applicable) the inclusion of the full lifetime benefit amount ultimately payable to each Salary Continuation Plan participant (reduced to a net present value) in connection with a termination following a Change in Control. To the extent that the cost of living adjustment amounts referenced in Footnote 8, rather than the full lifetime benefit amounts, were instead included in the 280G excise tax calculations, the amounts shown as excise tax “gross-up” benefits payable to Messrs. Hendrix, Wells and Willoch in connection with a termination following a Change-in-Control would be $2,309,222, $1,452,393 and $986,520 (respectively). The excise tax “gross-up” amounts presented further assume that none of the payments in the event of a termination following a Change in Control would be categorized as “reasonable compensation” (such as, for example, payments associated with non-compete and other restrictive covenants) for purposes of the Section 280G excise tax calculation. The Company believes that a substantial amount of the payments could be deemed “reasonable compensation” for purposes of Section 280G, which could substantially reduce the excise tax “gross-up” payable hereunder.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(ITEM 2)

Information Concerning the Company’s Accountants

BDO Seidman, LLP acted as the Company’s independent auditors during the past fiscal year. The Audit Committee has again appointed BDO Seidman, LLP to examine the accounts and other records of the Company for the fiscal year 2007. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. BDO Seidman, LLP has no financial interest, direct or indirect, in the Company or any subsidiary.

A representative of BDO Seidman, LLP is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees billed to the Company for professional audit and other services provided by BDO Seidman, LLP for fiscal years 2006 and 2005.

	2006	2005
Audit Fees (1)	$2,212,000	$2,568,000
Audit-Related Fees (2)	41,000	14,000
Tax Fees (3)	29,000	257,000
All Other Fees (4)	0	0
Total	$2,582,000	$2,839,000
_________________

(1)
“Audit Fees” consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements, audit of the Company’s internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings.

(2)
“Audit-Related Fees” consist of fees billed primarily for employee benefit plan audits and other attestation services. In 2006, this category included $125,000 of fees related to the Company’s public offering of 5,750,000 shares of Common Stock.

(3)	“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international.
(4)
“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from the independent auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with the Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and detailed as to the particular services or category of services and is generally subject to a specific budget. None of the services rendered by the independent auditors under the categories “Audit-Related Fees”, “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Commission.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to ratify the appointment of BDO Seidman, LLP to act as the Company’s independent auditors for fiscal year 2007 is approved if the affirmative votes cast by the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE ENCLOSED PROXY WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the Nasdaq Stock Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 2006 all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were met except that (1) Daniel T. Hendrix, the President and Chief Executive Officer of the Company, filed a late Form 4 with respect to the exercise of 89,708 stock options and sale of 50,000 of the shares acquired thereunder; (2) John R. Wells, a Senior Vice President of the Company, filed a late Form 4 with respect to the sale of 20,000 shares; and (3) Robert A. Coombs, a Vice President of the Company, filed a late Form 4 with respect to the sale of 42,000 shares and with respect to the exercise of 38,000 stock options.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. (A copy of the Audit Committee Charter may be viewed on the Company’s website, www.interfaceinc.com/results/investor/.) The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent accountants, BDO Seidman, LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. The independent accountants also are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles, on management’s assessment of the Company’s internal control over financial reporting, and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and BDO Seidman, LLP. In addition, the Audit Committee has discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from BDO Seidman, LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of any services discussed above in Item 2 under the caption “Ratification of Appointment of Independent Auditors -- All Other Fees” by BDO Seidman, LLP is compatible with maintaining BDO Seidman, LLP’s independence.

The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), the Board of Directors determined that each member does qualify as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO Seidman, LLP. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE Carl I. Gable (Chair) Edward C. Callaway James B. Miller, Jr.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2008 annual meeting must be received by the Company no later than December 23, 2007, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting. In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2008 annual meeting must be presented to the Board of Directors by no later than 90 days prior to that annual meeting, with such deadline for presentation of proposals estimated to be February 15, 2008.

COMMUNICATING WITH THE BOARD

Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board
Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, GA 30339

From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interfaceinc.com, will reflect any changes to the process.

Attendance of Board members at annual meetings is left to the discretion of each individual Board member. Six Board members attended the 2006 annual meeting (either in person or by telephone).

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors RAYMOND S. WILLOCH Secretary

April 18, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	CLASS A COMMON STOCK

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Dianne Dillon-Ridgley	☐	☐	02 - June M. Henton	☐	☐	3 - Christopher G. Kennedy	☐	☐
04 - K. David Kohler	☐	☐	05 - Thomas R. Oliver	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of BDO Seidman, LLP as independent auditors for 2007.	☐	☐	☐	3. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

B   Non-Voting Items
Change of Address—Please print new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed.
Please be sure to sign and date this Proxy. Please sign and date this Proxy exactly as name appears. NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Interface, Inc.

CLASS A COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Ray C. Anderson and Daniel T. Hendrix, or either of them, with the power of substitution to each, the proxies of the undersigned to vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 17, 2007, and any adjournment thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” PROPOSALS 1 AND 2 AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXYWILL BE SO VOTED.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	CLASS B COMMON STOCK

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
 01 - Ray C. Anderson
	☐	☐
 02 - Edward C. Callaway
				☐	☐	03 - Carl I. Gable	☐	☐
 04 - Daniel T. Hendrix
	☐	☐	05 - James B. Miller, Jr.	☐	☐	06 - Harold M. Paisner	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of BDO Seidman, LLP as independent auditors for 2007.	☐	☐	☐	3. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

B   Non-Voting Items
Change of Address—Please print new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed.
Please be sure to sign and date this Proxy. Please sign and date this Proxy exactly as name appears. NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Interface, Inc.

CLASS B COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Ray C. Anderson and Daniel T. Hendrix, or either of them, with the power of substitution to each, the proxies of the undersigned to vote the Class B Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 17, 2007, and any adjournment thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” PROPOSALS 1 AND 2 AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXYWILL BE SO VOTED.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.